AMENDMENT No. 1 TO

LICENSE AGREEMENT

This AMENDMENT No. 1 TO THE LICENSE AGREEMENT (“Agreement”) is entered into as of June 9, 2021 and amends and restates that certain License Agreement executed on November 19, 2020 (“Effective Date”) by and between Digital Research Solutions, Inc., a corporation organized under the laws of the State of Nevada (“Licensor”), and JANGIT Enterprises, Inc., a corporation organized under the laws of the State of Utah (“Licensee”). Licensor and Licensee are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Licensor has rights under a certain Patent (as defined herein) pertaining to a “Media Summarizer”; and

WHEREAS, Licensee desires to obtain an exclusive license under the Patent for the “Media Summarizer” under the terms set forth herein;

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1: DEFINITIONS

1.1“Affiliate” means any legal entity directly or indirectly, during the term of this Agreement, controlling, controlled by, or under common control with another entity. For purposes of this Agreement, “control” means the direct or indirect ownership of more than 50% of the outstanding voting securities of a legal entity, or the right to receive more than 50% of the profits or earnings of a legal entity, or the right to control the policy decisions of a legal entity. An entity may be or become an Affiliate of an entity and may cease to be an Affiliate of an entity, in each case, during the term of this Agreement.

1.2“Calendar Quarter” means each three-month period or any portion thereof, beginning on August 1, November 1, February 1, and May 1.

1.3“Change of Control” means (i) any transaction or series of related transactions following which the holders of Licensee’s capital stock or membership or equity interests immediately prior to such transaction or series of related transactions collectively are the owners of less than 50% of the outstanding equity interests of Licensee entitled to (a) vote with respect to the election of directors (or positions having a similar function) or (b) receive the proceeds upon any sale, liquidation or dissolution of Licensee; (ii) a sale, transfer, or other disposition, in a single transaction or series of related transactions, of all or a material portion of Licensee’s interest in the Licensed Products; (iii) a sale, transfer, or other disposition, in a single transaction or series of related transactions, of all or a material portion of Licensee’s right title, or interest in its assets taken as a whole; or (iv) the merger of Licensee with a Third Party by operation of law or otherwise.

1.4“Commercially Reasonable Efforts” means the exercise of such efforts and commitment of such resources by Licensee, directly, or through one or more sublicenses, in a diligent manner consistent with organizations in the software industry for a comparable development or commercialization program at a similar stage of development or commercialization. In the event that Licensee or a Sublicensee with respect to a given Licensed Product, has a program or product that competes with the programs contemplated by this Agreement with respect to such Licensed Product, then “Commercially Reasonable Efforts” shall also mean efforts at least comparable to those efforts and resources expended by Licensee or its Sublicensee on the competing program and/or product or service.

1.5“Confidential Information” means and includes all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, animate and inanimate materials, data, processes, finances, business operations or affairs, and other proprietary ideas, whether or not patentable or copyrightable, of either Party that are (a) marked or otherwise identified as confidential or proprietary at the time of disclosure in writing; or (b) if disclosed orally, visually, or in another non-written form, identified as confidential at the time of disclosure and summarized in reasonable detail in writing as to its general content within 30 days after original disclosure. The Parties acknowledge that (i) the terms and conditions of this Agreement and (ii) the records and reports referred to in Section 3.6 will be deemed the Confidential Information of both Parties, regardless of whether such information is marked or identified as confidential. In addition, information provided to Licensee pursuant to the provisions of Section 7.1 will be deemed the Confidential Information of Licensor, regardless of whether such information is marked or identified as confidential. Notwithstanding the foregoing, Confidential Information will not include the following, in each case, to the extent evidenced by competent written proof of the Receiving Party:

1.5.1information that was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

1.5.2information that was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

1.5.3information that became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the Receiving Party in breach of this Agreement;

1.5.4information that is independently discovered or developed by the Receiving Party without the use of Confidential Information of the Disclosing Party; or

1.5.5information that was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

1.6“Disclosing Party” has the meaning set forth in Section 5.1.

1.7“Field” means the summarization, consolidation and educational software.

1.8“Know-How” means any and all ideas, information, know-how, data, research results, writings, inventions, discoveries, and other technology (including any proprietary materials), whether or not patentable or copyrightable.

1.9“Licensed Know-How” means any Know-How Licensor provides to Licensee, including that which is set forth on Exhibit B.

1.10“Licensed Patent” means, to the extent they cover the “Media Summarizer”, (a) all United States patents and patent applications listed in Exhibit A, including patents arising from such patent applications, and (b) any re-examination certificates thereof, and their foreign counterparts and extensions, continuations, divisionals, and re-issue applications

1.11“Licensed Product” means (a) any product containing intellectual property that is made, made for, used, sold, offered for sale, or imported by Licensee, its Affiliates, and any of its or their Sublicensees, (i) the manufacture, use, sale, offer for sale, or import of which product, in the absence of the license granted pursuant to this Agreement, would infringe or is covered by at least one Valid Claim in the country of manufacture, use, sale, offer for sale, or import, including products manufactured by a process that would infringe or is covered by at least one Valid Claim in the country of manufacture, use, sale, offer for sale, or import or (ii) that incorporates, was developed using, or is produced or manufactured through the use of, or with respect to which Licensee otherwise acquired a license to, Licensed Know-How; or (b) any service sold by Licensee, its Affiliates, and any of its or their Sublicensees with respect to the administration of any product containing the “Media Summarizer” patented information that (i) in the absence of the licenses granted pursuant to this Agreement, would infringe or is covered by at least one Valid Claim in the country of sale or (ii) that incorporates, was developed using, or is produced or manufactured through the use of, or with respect to which Licensee otherwise acquired a license to, Licensed Know-How.

1.12“Licensed Technology” means, collectively, the Patent and Licensed Know-How.

1.13 “Licensee Inventions” means any new or improved composition of matter, process, method formula, information, product, invention (whether or not patentable or otherwise protectable), discovery, idea, material, or other Know-How that is first discovered, produced, conceived, or reduced to practice by or on behalf of Licensee, its Affiliates, or any of its or their Sublicensees in connection with the exercise of any rights granted under this Agreement that relate to or are applicable to the inventions claimed in the Licensed Patent or the Licensed Know-How.

1.14“Manufacturing Technology” means any and all patents, patent applications, Know-How, and all intellectual property rights associated therewith that are owned or controlled by Licensor, and including all tangible embodiments thereof, that claim, cover or relate to the manufacture of adeno-associated viruses, adeno-associated virus vectors, research or commercial reagents related thereto, Licensed Products, or other products, including manufacturing processes, technical information relating to the methods of manufacture, protocols, standard operating procedures, batch records, assays, formulations, quality control data, specifications, scale up methods, any and all improvements, modifications, and changes thereto, and any and all activities associated with such manufacture. Any and all chemistry, manufacturing, and controls (CMC), drug master files (DMFs), or similar materials provided to regulatory authorities and the information contained therein are deemed Manufacturing Technology.

1.15“Marketing Authorization” means all approvals, licenses, registrations, or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport, marketing, and sale of Licensed Products in a country or regulatory jurisdiction.

1.16“Net Sales” means the gross receipts from sales or other disposition of a Licensed Product (including fees for services within the definition of “Licensed Product”) by Licensee and/or its Affiliates and/or any Sublicensees to Third Parties less the following deductions that are directly attributable to a sale, specifically and separately identified on an invoice or other documentation and actually borne by Licensee, its Affiliates, or any Sublicensees. In the event consideration other than cash is paid to Licensee, its Affiliates, or any Sublicensees, for purposes of determining Net Sales, the Parties shall use the cash consideration that Licensee, its Affiliates, or any Sublicensees would realize from an unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the time and place of the transaction, as determined jointly by Licensor and Licensee based on transactions of a similar type and standard industry practice, if any.

1.17“Prosecute” means preparation, filing, and prosecuting patent applications and maintaining patents, including any reexaminations, reissues, oppositions, inter partes review, and interferences.

1.18“Qualified Financing” means any combination of (i) the sale of any equity securities (or securities convertible into or exercisable for equity securities) and (ii) unrestricted grants or gifts.

1.19“Receiving Party” has the meaning set forth in Section 5.1.

1.20“Retained Rights” has the meaning set forth in Section 2.2.

1.21“Sublicensee” means (i) any Third Party or Affiliate to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement as permitted by this Agreement; and (ii) any other Third Party or Affiliate to whom a sublicensee described in clause (i) has granted a further sublicense as permitted by this Agreement.

1.22“Third Party” means any person or entity other than a Party to this Agreement or Affiliates of a Party to this Agreement.

1.23“Valid Claim” means (i) a claim of an issued and unexpired patent (including any patent claim the term of which is extended by any extension, supplementary protection certificate, patent term restoration, or the like) included within the Licensed Patent or (ii) a claim of a pending patent application included within the Licensed Patent that has not lapsed, been abandoned, been held revoked, or been deemed unenforceable or invalid by a non-appealable decision or an appealable decision from which no appeal was taken within the time allowed for such appeal of a court or other governmental agency of competent jurisdiction.

ARTICLE 2: LICENSE GRANT

2.1License Grant. Subject to the terms and conditions of this Agreement, including the Retained Rights, Licensor hereby grants to Licensee an exclusive, sublicensable (as provided in Section 2.4 only), non-transferable (except as provided in Section 10.2), royalty-bearing, worldwide license or sublicense (as applicable), under the Licensed Technology to make, have made, use, import, sell, and offer for sale Licensed Products solely in the Field, including, for the avoidance of doubt, the right to conduct research and development.

2.2Retained Rights. Except for the rights and licenses specified in Section 2. 1, no license or other rights are granted to Licensee under any intellectual property of Licensor, whether by implication, estoppel, or otherwise and whether such intellectual property is subordinate, dominant, or otherwise useful for the practice of the Licensed Technology. No title or ownership rights to the Licensed Technology are transferred to Licensee by this Agreement but shall remain with the Licensor. Without limiting the foregoing, and notwithstanding anything in this Agreement to the contrary, Licensee acknowledges and agrees that all rights not expressly granted by the Licensor with respect to the Licensed Technology under this Agreement are retained by Licensor (individually and collectively, the “Retained Rights”).

2.3Government Rights. The Licensed Technology is commercial computer software, as such term is defined in 48 C.F.R. §2.101. Accordingly, if the Licensee is the US Government or any contractor therefor, Licensee shall receive only those rights with respect to the Software and Documentation as are granted to all other end users under license, in accordance with (a) 48 C.F.R. §227.7201 through 48 C.F.R. § 227.7204, with respect to the Department of Defense and their contractors, or (b) 48 C.F.R. §12.212, with respect to all other US Government licensees and their contractors.

2.4Sublicensing.

2.4.1The license granted pursuant to Section 2.1 is sublicensable by Licensee to any Affiliates or Third Parties; provided that any such sublicense must comply with the provisions of this Section 2.4 (including Section 2.4.2).

2.4.2The right to sublicense granted to Licensee under this Agreement is subject to the following conditions:

(a)Licensee may only grant sublicenses pursuant to a written sublicense agreement with the Sublicensee. Licensor must receive written notice as soon as practicable following execution of any such sublicenses. Any further sublicenses granted by any Sublicensees (to the extent permitted hereunder) must comply with the provisions of this Section 2.4 (including Section 2.4.2) to the same extent as if Licensee granted such sublicense directly.

(b)In each sublicense agreement, the Sublicensee must be required to comply with the terms and conditions of this Agreement to the same extent as Licensee has agreed and must acknowledge that Licensor is an express third-party beneficiary of such terms and conditions under such sublicense agreement.

(c)The official language of any sublicense agreement shall be English.

(d)Within thirty (30) days after entering into a sublicense, Licensor must receive a copy of the sublicense written in the English language for Licensor’s records. The copy of the sublicense may be redacted to exclude confidential information of the applicable Sublicensee, but such copy shall not be redacted to the extent that it impairs Licensor’s ability to ensure compliance with this Agreement.

(e)Licensee’s execution of a sublicense agreement will not relieve Licensee of any of its obligations under this Agreement. Licensee is and shall remain responsible to Licensor for all of Licensee’s duties and obligations contained in this Agreement and for any act or omission of an Affiliate or Sublicensee that would be a breach of this Agreement if performed or omitted by Licensee, and Licensee will be deemed to be in breach of this Agreement as a result of such act or omission.

2.5Improvements. Licensee hereby grants to Licensor a non-exclusive, worldwide, royalty-free, transferable, sublicensable, irrevocable, perpetual license

(a)to use any Licensed Back Improvements (and any intellectual property rights with respect thereto) consummate in scope to the Retained Rights, and

(b)to practice the Licensed Back Improvements (and any intellectual property rights with respect thereto) in connection with the “Media Summarizer”, including the right to research, develop, make, have made, use, offer for sale, and sell products and services; provided that Licensor shall have no right, under the license in this Section 2.5.1(b), to practice the Licensed Back Improvements in the Field.

2.5.1For purposes of this Agreement, “Licensed Back Improvements” means any patentable modifications or improvements developed by Licensee, any Affiliates, or any Sublicensees to any vector that is the subject of a claim within the Licensed Patent.

2.5.2Licensee agrees to provide prompt notice to Licensor upon the filing of any patent application covering any Licensee Invention or any Licensed Back Improvement, together with a reasonably detailed description of, or access to, any such Licensed Back Improvement to permit the practice of any such invention or improvement.

2.6Transfer of Licensed Know-How. During the thirty-day period following the Effective Date, at Licensee’s sole expense, to the extent not previously disclosed or provided to Licensee, (a) Licensor will deliver to Licensee copies of Licensed Know-How set forth in Exhibit B in the form that such Licensed Know-How then exists; (b) such additional Know-How which is not listed in Exhibit B that Licensor agrees to provide to Licensee following a written request from Licensee; and (c) Licensor will otherwise disclose other Licensed Know-How relating to the manufacture and use of the “Media Summarizer” through in-person meeting which meetings will be at such times and in such places as are agreed to by the Parties. Licensee acknowledges and agrees that all Licensed Know-How disclosed pursuant to this Section 2.6 will be deemed “Confidential Information” of Licensor, regardless of whether such information is marked or identified as confidential and without an obligation to summarize oral information.

2.7Section 365(n) of the Bankruptcy Code. All rights and licenses granted to Licensee or Licensor under or pursuant to this Agreement are and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”) or any comparable law outside the United States, licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code and any comparable law outside the United States.

ARTICLE 3: CONSIDERATION

3.1Initial Fee. In partial consideration of the rights and licenses granted to Licensee under this Agreement, within thirty (30) days of the Effective Date, Licensee will issue Licensor 26,000,000 shares of common shares of the Licensee (the “Shares”).

3.2Annual Maintenance Fee. No annual maintenance fees are due under this Agreement.

3.3Royalties. In further consideration of the rights and licenses granted to Licensee under this Agreement, Licensee shall pay to Licensor a royalty of six percent (6%) of Net Sales of Licensed Products in a calendar year, with a minimum royalty payment of $10,000 per year beginning January 1, 2022, subject to the reductions in royalty rates set forth in Section 3.3.2 and Section 3.5.

3.3.1Licensee shall pay the royalties due under Section 3.3 on the last day of the Calendar Quarter in which the royalties accrue (“Quarterly Payment”). Any underpayment of royalties by the Licensee shall be paid with interest with the following Quarterly Payment.

3.3.2 Royalty Payment Period. Licensee’s obligation hereunder for payment of a royalty under this Section 3.3 on the Net Sales of Licensed Products in a given country will end on a country-by-country, Licensed Product-by-Licensed Product basis on the later of: (i) expiration, lapse, abandonment, or invalidation of the last Valid Claim of the Licensed Patent to expire, lapse, become abandoned or become unenforceable for the applicable Licensed Product in the applicable country, or (ii) ten (10) years from the first commercial sale of the applicable Licensed Product in the applicable country.

3.4Sublicense Fees.

3.4.1In further consideration of the rights and licenses granted to Licensee under Section 2.1, Licensee will pay Licensor twenty-five percent (25%) of any sublicense fees received by Licensee or its Affiliates from a Third Party for the Licensed Technology from any Sublicensee or from any person or entity granted any option to obtain a sublicense (“Sublicensing Revenue”) under any sublicense agreement entered into commencing on the Effective Date.

3.4.2With respect to the obligations under this Section 3.4, Sublicensing Revenue shall not include, and Licensee shall not be required to submit any amounts received from a Third Party for the following:

(a)As research and development funding or support payments;

(b)For the purchase of any equity interest in the Licensee;

(c)As a loan to the Licensee; or

(d)Any advanced royalty payments, options or other payment to Licensee that are refundable to such Sublicensee (collectively, “Refundable Payments”), but only until such time as such Refundable Payment become non-refundable.

3.4.3If Licensee or its Affiliates receives sublicense fees from Sublicensees or from any person or entity granted any option to obtain a sublicense under this Agreement in the form of non-cash consideration, then, at Licensor’s option, Licensee shall pay Licensor payments as required by this Section 3.4 (a) in the form of the non-cash consideration received by Licensee or its Affiliates or (b) a cash payment determined based on the fair market value of such non-cash consideration. If Licensee or its Affiliate enters into any sublicense that is not an arm’s length transaction, then fees due under this Section 3.4 will be calculated based on the fair market value of such transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business, as determined jointly by Licensor and Licensee based on transactions of a similar type and standard industry practice, if any.

3.5Reports and Records.

3.5.1Licensee must deliver to Licensor within fourteen (14) days after the end of each Calendar Quarter after the first commercial sale of a Licensed Product a report setting forth the calculation of the royalties due to Licensor for such Calendar Quarter, including:

(a)Number of Licensed Products included within Net Sales, listed by country;

(b)Gross consideration for Net Sales of Licensed Product, including all amounts invoiced, billed, or received, listed by country;

(c)Qualifying costs to be excluded from the gross consideration, as described in Section 1.22, listed by category of cost and by country;

(d)Net Sales of Licensed Products listed by country;

(e)A detailed accounting of any royalty reductions applied pursuant to Section 3.3.1;

(f)Royalties owed to Licensor; and

(g)The computations for any applicable currency conversions.

3.5.2Within thirty (30) days after the receipt of any fees from any Sublicensee as described in Section 3.4, Licensee must deliver to Licensor a report describing the fees received and any permitted deductions under Section 3.4.2 listed by category, together with a payment of the applicable amount due to Licensor pursuant to Section 3.4.

3.5.3All financial reports under this Section 3.6 will be certified by the chief financial officer of Licensee or Licensee’s qualified financial representative.

3.5.4Licensee shall maintain and require its Affiliates and all Sublicensees to maintain, complete, and accurate books and records that enable the royalties, fees, and payments payable under this Agreement to be verified. The records must be maintained for three (3) years after the submission of each report under Article 3. Upon reasonable prior written notice to Licensee and not more than once each calendar year, Licensee and its Affiliates and all Sublicensees will provide Licensor (and their respective accountants) with access to all of the relevant books, records, and related background information required to conduct a review or audit of the royalties, fees, and payments payable to Licensor under this Agreement to be verified. Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate the auditing party’s review or audit without unreasonable disruption to Licensee’s business; and (c) no more than once each calendar year during the term of this Agreement and for a period of three (3) years thereafter. Licensee will promptly pay to Licensor the amount of any underpayment determined by the review or audit, plus accrued interest. If the review or audit determines that Licensee has underpaid any payment, then Licensee will also promptly pay the costs and expenses of Licensor with interest and their respective accountants in connection with the review or audit. If the review or audit determines that Licensee has overpaid any payment, then Licensor shall refund the overpayment to Licensee.

3.6Currency, Interest.

3.6.1All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments to Licensor under this Agreement must be made in United States dollars.

3.6.2If Licensee receives payment in a currency other than United States dollars for which a royalty or fee or other payment is owed under this Agreement, then (a) the payment will be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal, N.Y. edition or other publication as mutually agreed upon by the Parties, as of the last business day of the Calendar Quarter in which the payment was received by Licensee; and (b) the conversion computation will be documented by Licensee in the applicable report delivered to Licensor under Section 3.6.

3.6.3All amounts that are not paid by Licensee when due will accrue interest from the date due until paid at a rate equal to 1.5% per month (or the maximum allowed by law, if less).

3.7Taxes and Withholding.

3.7.1All payments hereunder will be made free and clear of, and without deduction or deferment in respect of, and Licensee shall pay and be responsible for, and shall hold Licensor harmless from and against, any taxes, duties, levies, fees, or charges, including sales, use, transfer, excise, import, and value added taxes (including any interest, penalties, or additional amounts imposed with respect thereto) but excluding withholding taxes to the extent provided in Section 3.8.2. At the request of Licensee, Licensor will give Licensee such reasonable assistance, which will include the provision of documentation as may be required by the relevant tax authority, to enable Licensee to pay and report and, as applicable, claim exemption from or reduction of, such tax, duty, levy, fee, or charge.

3.7.2If any payment made by Licensee hereunder becomes subject to withholding taxes with respect to Licensor’s gross or net income under the laws of any jurisdiction, then Licensee will deduct and withhold the amount of such taxes for the account of Licensor to the extent required by law and will pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Licensor appropriate proof of payment of such withholding taxes. At the request of Licensor, Licensee will give Licensor such reasonable assistance, which will include the provision of appropriate certificates of such deductions made together with other supporting documentation as may be required by the relevant tax authority, to enable Licensor to claim exemption from or reduction of, or otherwise obtain repayment of, such withholding taxes, and will upon request provide such additional documentation from time to time as is reasonably required to confirm the payment of withholding tax.

ARTICLE 4: DILIGENCE

4.1Diligence Obligations. Licensee will use commercially reasonable efforts to develop, commercialize, market, promote, and sell a Licensed Product in the Field.

4.2Reporting. Within thirty (30) days of each December 1, Licensee shall provide Licensor with written progress reports, setting forth in such detail as Licensor may reasonably request, the progress of the development, evaluation, testing, and commercialization of each Licensed Product. Licensee will also notify Licensor within thirty (30) days after the first commercial sale by Licensee, its Affiliates, or any Sublicensees of each Licensed Product. Such a report (“Development Progress Report”), setting forth the current stage of development of Licensed Products, shall include:

4.2.1Date of Development Progress Report and time covered by such report;

4.2.2Major activities and accomplishments completed by Licensee, its Affiliates, and any Sublicensees relating directly to the Licensed Product since the last Development Progress Report;

4.2.3Significant research and development projects relating directly to the Licensed Product currently being performed by Licensee, its Affiliates, and any Sublicensees and projected dates of completion;

4.2.4A development plan, which will include future development activities to be undertaken by Licensee, its Affiliates, or any Sublicensees during the next reporting period relating directly to the Licensed Product, Licensee’s strategy to bring the Licensed Product to commercialization, and projected timeline for completing the necessary tasks to accomplish the goals of the strategy;

4.2.5Projected total development remaining before product launch of each Licensed Product; and

4.2.6Summary of significant development efforts using the Licensed Technology being performed by Third Parties, including the nature of the relationship between Licensee and such Third Parties.

4.3Confidential Information. The Parties agree that Development Progress Reports shall be deemed Licensee’s Confidential Information.

4.4Improvements. Simultaneously with the Development Progress Report, Licensee shall deliver a detailed description of any Licensed Back Improvements, if not previously provided pursuant to Section 2.5.3.

ARTICLE 5: CONFIDENTIALITY

5.1Treatment of Confidential Information. Each Party, as a receiving party (a “Receiving Party”), agrees that it will (a) treat Confidential Information of the other Party (the “Disclosing Party”) as strictly confidential; (b) protect the Confidential Information of the Disclosing Party with at least the same degree of care as it protects its own confidential and proprietary information, and in any event with not less than a reasonable degree of care; (c) not disclose such Confidential Information to Third Parties without the prior written consent of the Disclosing Party, except as may be permitted in this Agreement; provided that any disclosure permitted hereunder shall be under confidentiality agreements with provisions at least as stringent as those contained in this Agreement; and (d) not use such Confidential Information for purposes other than those authorized expressly in this Agreement. The Receiving Party agrees to ensure that its employees who have access to Confidential Information are obligated in writing to abide by written confidentiality obligations at least as stringent as those contained under this Agreement.

5.2Public Announcements.

5.2.1The Parties agree they will release a joint press release. Except as provided in Section 5.2.2, any press releases by either Party with respect to the other Party or any other public disclosures concerning the existence of or terms of this Agreement shall be subject to review and approval by the other Party. Once the joint press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.

5.2.2Notwithstanding Section 5.2.1, Licensor has the right to publish (through press releases, or otherwise) and refer to any regulatory or research results that have been publicly disclosed by Licensee related to Licensee’s Licensed Product, including referring to Licensee by name as a licensee of Licensor, which publication or referral by Licensor shall not require the prior consent of Licensee.

5.3Authorized Disclosure. Notwithstanding the provisions of Section 5.1 or 5.2, either Party may disclose Confidential Information or make such a disclosure of the existence of or terms of this Agreement to any of its material employees or advisors; provided that, in each case, such recipient of Confidential Information is obligated to keep such information confidential on terms no less stringent than those set forth in this Agreement. In the event that the Receiving Party receives service of legal process that purports to compel disclosure of the Disclosing Party’s Confidential Information or becomes obligated by law, rule, regulation or rules of a security exchange to disclose the Confidential Information of the Disclosing Party or the existence of or terms of this Agreement to any governmental authority, the Receiving Party shall promptly notify the Disclosing Party, so that the Disclosing Party may seek an appropriate protective order or other remedy with respect to narrowing the scope of such requirement or waive compliance by the Receiving Party with the provisions of this Agreement. The Receiving Party will provide the Disclosing Party with reasonable assistance in obtaining such protective order or other remedy. If, in the absence of such protective order or other remedy, the Receiving Party is nonetheless required by law, rule, regulation, or rules of a security exchange to disclose the existence of or terms of this Agreement or other Confidential Information of the Disclosing Party, then the Receiving Party may disclose such Confidential Information without liability hereunder; provided that the Receiving Party shall furnish only such portion of the Confidential Information that is legally required to be disclosed and only to the extent required by law.

5.4Term of Confidentiality. The obligations of this Article 5 shall continue for a period of five (5) years following the expiration or termination of this Agreement.

ARTICLE 6: TERM AND TERMINATION

6.1Term of Agreement. This Agreement will commence on the Effective Date and continue in effect on a country-by-country, Licensed Product-by-Licensed Product basis until the later of: (i) the expiration, lapse, abandonment, or invalidation of the last Valid Claim of the Licensed

Patents to expire, lapse, become abandoned, or become unenforceable for the applicable Licensed Product, or (ii) 10 years from the first commercial sale of each Licensed Product, unless sooner terminated as provided in this Agreement. Upon expiration of the Agreement, the license grant to Licensee pursuant to Section 2.1 shall become irrevocable, perpetual, royalty-free and fully paid-up.

6.2Licensee’s Right to Terminate. Licensee may, upon six months’ prior written notice to Licensor, terminate this Agreement for any reason, with or without cause.

6.3Termination for Breach.

6.3.1Licensor may terminate this Agreement, if Licensee is late in paying to Licensor royalties, fees, or any other monies due under this Agreement and if Licensee does not pay Licensor in full within 15 days upon written demand from Licensor, which termination shall be effective immediately upon the expiration of such 15-day cure period.

6.3.2Either Party may terminate this Agreement if the other Party materially breaches this Agreement and does not cure such material breach within 30 days after written notice of the breach, which termination shall be effective immediately upon the expiration of such 30-day cure period.

6.3.3Notwithstanding Section 6.3.1 and Section 6.3.2, if termination is by Licensor as a result of a payment breach or Licensee’s materially breaching Section 4.1 and if Licensee disputes in good faith that a payment is due hereunder or that such material breach exists, and Licensee gives Licensor written notice of such dispute within 10 days, in the case of payments, or 30 days in the case of an alleged material breach, in each case, following Licensee’s receipt of Licensor’s notice of default, then Licensor may not terminate this Agreement until the dispute is resolved in accordance with Section 10.6 (and a payment is determined to be due to Licensor or a breach determined to have occurred).

6.4Termination for Insolvency. Licensor shall have the right to terminate this Agreement, upon notice to the Licensee, in the event that:

(a)Licensee shall have: (i) voluntarily commenced any proceeding or filed any petition seeking relief under the bankruptcy, insolvency or other similar laws of any jurisdiction, (ii) applied for, or consented to, the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for it or for all or substantially all of its property, (iii) filed an answer admitting the material allegations of a petition filed against or in respect of it in any such proceeding, (iv) made a general assignment for the benefit of creditors of all or substantially all of its assets, (v) admitted in writing its inability to pay all or substantially all of its debts as they become due, or (vi) taken corporate action for the purpose of effecting any of the foregoing; or

(b)An involuntary proceeding shall have been commenced, or any involuntary petition shall have been filed, in a court of competent jurisdiction seeking: (i) relief in respect of Licensee, or of its property, under the bankruptcy, insolvency or similar laws of any jurisdiction, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for the Licensee or for all or substantially all of its property, or (iii) the winding-up or liquidation of the Licensee; and, in each case, such proceeding or petition shall have continued undismissed for sixty (60) days, or an order or decree approving or ordering any of the foregoing shall have continued unstayed, unappealed and in effect for thirty (30) days.

6.5Patent Challenge.

6.5.1Licensor may terminate this Agreement, effective immediately upon written notice to Licensee, upon the commencement by Licensee or any of its Affiliates of a Patent Challenge.

6.5.2Licensee shall include in each sublicense agreement entered into with a Sublicensee a right of Licensee to terminate such sublicense agreement if such Sublicensee commences a Patent Challenge; and Licensee shall terminate the sublicense agreement, effective immediately upon written notice to the Sublicensee, if the Sublicensee commences a Patent Challenge. If a Sublicensee commences a Patent Challenge and Licensee fails to terminate the applicable sublicense agreement, then Licensor may terminate this Agreement, effective immediately upon written notice to the Licensee.

6.5.3For purposes of this Section 6.5, “Patent Challenge” means any action against Licensor, including an action for declaratory judgment, to declare or render invalid or unenforceable the Licensed Patent, or any claim thereof.

6.6Effects of Termination. The effects of termination by Licensee pursuant to Section 6.3, by either Party, as applicable, under Section 6.3, or by Licensor pursuant to Section 6.4 or 6.5 shall be as follows:

6.6.1The licenses granted by Licensor hereunder shall terminate, and Licensee, its Affiliates, and (unless the sublicense agreement is assigned pursuant to Section 6.6.2) all Sublicensees shall cease to make, have made, use, import, sell, and offer for sale all Licensed Products and shall cease to otherwise practice the Licensed Technology; provided that Licensee and its Affiliates shall have the right to continue to sell its existing inventories of Licensed Products for a period not to exceed 3 years after the effective date of such termination;

6.6.2If termination is by Licensor pursuant to Section 6.3, 6.4, or 6.5, then, at Licensor’s request, Licensee shall assign to Licensor any or all sublicenses granted to Third Parties to the extent of the rights licensed to Licensee hereunder and sublicensed to the Sublicensee; provided that
(i) prior to such assignment, Licensee shall advise Licensor whether such Sublicensee is then in full compliance with all terms and conditions of its sublicense and continues to perform thereunder, and, if such Sublicensee is not in full compliance or is not continuing to perform, Licensor may elect not to have such sublicense assigned; and (ii) following such assignment, Licensor shall not be liable to such Sublicensee with respect to any obligations of Licensee to the Sublicensee that are not consistent with, or not required by, Licensor’s obligations to Licensee under this Agreement; and all sublicenses not requested to be assigned to Licensor shall terminate. If termination is for any other reason, then all sublicenses shall terminate;

6.6.3If termination is by Licensee pursuant to Section 6.2 or by Licensor pursuant to Section 6.3, 6.4, or 6.5, then Licensee shall grant, and hereby grants, to Licensor a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, transferable, sublicensable license under any patentable modifications or improvements (and any intellectual property rights with respect thereto) developed by Licensee, any Affiliates, or any Sublicensees to any vector that is the subject of a claim within any of the Licensed Patent, for use by Licensor for the research, development, and commercialization of products in any therapeutic indication;

6.6.4Licensee shall pay all monies then-owed to Licensor under this Agreement; and

6.6.5Each Receiving Party shall, at the Disclosing Party’s request, return all Confidential Information of the Disclosing Party. Notwithstanding the foregoing, one copy may be kept by either Party for a record of that Party’s obligations.

6.7Survival. Licensee’s obligation to pay all monies due and owed to Licensor under this Agreement that have matured as of the effective date of termination or expiration shall survive the termination or expiration of this Agreement. In addition, the provisions of Section 2.2, (Retained Rights), 2.3 (Government Rights), 2.5 (Improvements), Article 3 (Consideration) (solely with respect to any final reports or to the extent any amounts accrued prior to expiration or termination but unpaid), Section 3.6 (Reports and Records), Article 5 (Confidentiality), Article 6 (Term and Termination), Section 8.3 (Disclaimer of Warranties, Damages), Section 8.4 (Indemnification), Section 8.5 (Insurance), Article 9 (Use of Name), and Article 10 (Additional Provisions) shall survive such termination or expiration of this Agreement in accordance with their respective terms.

ARTICLE 7: PATENT MAINTENANCE; PATENT INFRINGEMENT

7.1Prosecution of Licensed Patent. As between Licensor and Licensee, the Parties agree as follows:

7.1.1Licensor shall have the sole right, but not the obligation, to Prosecute patent applications and issued patents within Licensed Patent, in Licensor’s sole discretion. Subject to Section 7.1.3, Licensor shall provide Licensee with a reasonable opportunity to review and provide comments in connection with the Prosecution of the Licensed Patent; and Licensor shall keep Licensee reasonably informed as to all material developments with respect to such Licensed Patent and shall supply to Licensee copies of material communications received and filed in connection with the Prosecution of such Licensed Patent.

7.1.2Nothing in this Agreement obligates Licensor to continue to Prosecute any patent applications or issued patents, and Licensee acknowledges that Licensor shall have no obligation to undertake any inter-party proceedings, such as oppositions, inter partes review, or interferences, or to undertake any re-examination or re-issue proceedings, in either case, with respect to the Licensed Patent.

7.2Infringement Actions Against Third Parties.

7.2.1Licensee is responsible for notifying Licensor promptly of any infringement of Licensed Patent (other than Retained Rights) that may come to Licensee’s attention, including any “patent certification” filed in the United States under 21 U.S.C. § 355(b)(2) or 21 U.S.C. § 355(j)(2) or similar provisions in other jurisdictions alleging the invalidity, unenforceability or non-infringement of any Licensed Patent, and any notification received pursuant to subsection (k) of 42 U. S.C § 262 for any Licensed Product that becomes a “reference product.” However, Licensee is under no obligation to search for potential infringers.

7.2.2As between Licensor and Licensee, Licensor shall have the sole right, but not the obligation, to prosecute any such infringement. In any action to enforce any of the Licensed Patent, Licensee, at the request and expense of Licensor, shall cooperate to the fullest extent reasonably possible, including in the event that, if Licensor is unable to initiate or prosecute such action solely in its own name, Licensee shall join such action voluntarily and shall execute all documents necessary to initiate litigation to prosecute, maintain, and settle such action. Nothing in this Agreement obligates Licensor to bring or prosecute lawsuits against Third Parties for infringement of any Licensed Patent.

7.2.3Licensee shall have no right to undertake prosecution of any such infringement.

7.3Defense of Infringement Claims. In the event Licensee or Licensor becomes aware that Licensee’s or any of its Affiliates’ or any Sublicensees’ practice of the Licensed Patent is the subject of a claim for patent infringement by a Third Party, that Party shall promptly notify the other, and the Parties shall consider the claim and the most appropriate action to take. Licensee shall cause each of its Affiliates and each Sublicensee to notify Licensee promptly in the event such entity becomes aware that its practice of the Licensed Patent is the subject of a claim of patent infringement by another. To the extent Licensor takes any action, Licensor shall have the right to require Licensee’s reasonable cooperation in any such suit, upon written notice to Licensee; and Licensee shall have the obligation to participate upon Licensor’s request, in which event, Licensor shall bear the cost of Licensee’s participation.

Without Licensor’s prior written permission, which shall not be unreasonably denied, Licensee must not settle or compromise any such suit in a manner that imposes any material obligations or restrictions on Licensor or grants any rights to the Licensed Patent other than rights that Licensee has the right to grant under this Agreement.

ARTICLE 8: WARRANTIES; INDEMNIFICATION

8.1Representations and Warranties by Licensor. Licensor represents and warrants to Licensee as of the Effective Date:

8.1.1Licensor has the right, power, and authority to enter into this Agreement and to grant to Licensee the rights specified in this

Agreement;

8.1.2This Agreement when executed shall become the legal, valid, and binding obligation of it, enforceable against it, in accordance with its terms;

8.1.3There are no actions, suits, proceedings, or arbitrations pending or, to Licensor’s knowledge, threatened against Licensor relating to the Licensed Patent that would be inconsistent with the rights granted to Licensee under this Agreement;

8.1.4To Licensor’s knowledge, (a) the Licensed Patent are solely owned by Digital Research Solutions, Inc., and (b) no Third Party has any right, interest, or claim in or to such Licensed Patent in the Field that are inconsistent with those granted to Licensee under this Agreement;

8.1.5Licensor has not received any written notice from any Third-Party patentee alleging infringement of such Third Party’s patents by the practice of the Licensed Patent in the Field;

8.1.6Licensor has not received any written notice informing Licensor that there are any actions, suits, proceedings, or arbitrations pending against such licensors relating to the Licensed Patent that would impact activities under this Agreement; and

8.1.7To Licensor’s knowledge, all patents are in full force and effect and Licensor is not in breach and entering into this Agreement will not cause any breach, of any provisions thereof.

8.2Representations and Warranties by Licensee. Licensee represents and warrants to Licensor as of the Effective Date that:

8.2.1Licensee has the right, power, and authority to enter into this Agreement and to grant the rights granted by it hereunder; This Agreement when executed shall become the legal, valid, and binding obligation of it, enforceable against it, in accordance with its terms; and

8.2.2There are no actions, suits, proceedings, or arbitrations pending or, to Licensee’s knowledge, threatened against Licensee that would impact Licensee’s activities under this Agreement.

8.3Disclaimer of Warranties, Damages. EXCEPT AS SET FORTH IN SECTION 8.1, THE LICENSED TECHNOLOGY, LICENSED PRODUCTS, AND ALL RIGHTS LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS, AND, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8.1, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, AND HEREBY DISCLAIMS ALL EXPRESS AND IMPLIED REPRESENTATIONS AND WARRANTIES, (i) OF COMMERCIAL UTILITY, ACCURACY, COMPLETENESS, PERFORMANCE, TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY OF THE LICENSED TECHNOLOGY, AND PROFITABILITY; OR (ii) THAT THE USE OF THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS OF THIRD PARTIES. EXCEPT AS SET FORTH HEREIN, LICENSOR SHALL NOT BE LIABLE TO LICENSEE, LICENSEE’S SUCCESSORS OR ASSIGNS, ANY SUBLICENSEES, OR ANY THIRD PARTY WITH RESPECT TO: (a) ANY CLAIM ARISING FROM USE OF THE LICENSED TECHNOLOGY, LICENSED PRODUCTS, AND ANY OR ALL RIGHTS LICENSED UNDER THIS AGREEMENT OR FROM THE DEVELOPMENT, TESTING, MANUFACTURE, USE, OR SALE OF LICENSED PRODUCTS; OR (b) ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ANY ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR THE EXERCISE OF RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 8.3 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 8.4 OR TO LIMIT A PARTY’S LIABILITY FOR BREACHES OF ITS OBLIGATION REGARDING CONFIDENTIALITY UNDER ARTICLE 5.

8.4Indemnification.

8.4.1By Licensee. Licensee shall defend, indemnify, and hold harmless Licensor, and their respective shareholders, members, officers, trustees, faculty, students, contractors, agents, and employees (individually, a “Licensor Indemnified Party” and, collectively, the “Licensor Indemnified Parties”) from and against any and all Third Party liability, loss, damage, action, claim, fee, cost, or expense (including attorneys’ fees) (individually, a “Third Party Liability” and, collectively, the “Third Party Liabilities”) suffered or incurred by the Licensor Indemnified Parties from claims of such Third Parties that result from or arise out of Licensee’s gross negligence or intentional misconduct.

8.4.2By Licensor. Licensor shall defend, indemnify, and hold harmless Licensee, its Affiliates and Sublicensees and their respective shareholders, members, partners, officers, trustees, contractors, agents, and employees (individually, a “Licensee Indemnified Party” and, collectively, the “Licensee Indemnified Parties”) from and against any and all Third Party Liabilities suffered or incurred by the Licensee Indemnified Parties from claims of such Third Parties that result from or arise out of: (i) any breach by Licensor (or its Affiliates) of the representations, warranties, or obligations of this Agreement; and (ii) Licensor’s or its Affiliates’ gross negligence or intentional misconduct; provided, however, that Licensor shall not be liable for claims based on any breach by Licensee of the representations, warranties, or obligations of this Agreement or the gross negligence or intentional misconduct of any of the Licensor Indemnified Parties.

8.4.3Indemnification Procedure. Each Party, as an indemnifying party (an “Indemnifying Party”), shall not be permitted to settle or compromise any claim or action giving rise to Third Party Liabilities in a manner (i) that imposes any restrictions or obligations on the indemnified party (an “Indemnified Party”) or, (ii) if Licensee is the Indemnifying Party, that grants any rights to the Licensed Technology or Licensed Products other than those Licensee has the right to grant under this Agreement without Licensor’s prior written consent, or (iii) if Licensor is the Indemnifying Party, that grants any rights that are inconsistent with those granted to Licensee under this Agreement without Licensee’s prior written consent. The Indemnifying Party shall be permitted to control any litigation or potential litigation involving the defense of any claim subject to indemnification pursuant to this Section 8.4, including the selection of counsel, with the reasonable approval of the Indemnified Party. If an Indemnifying Party fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, then the Indemnified Party may assume the defense of such claim or action at the cost and risk of the Indemnifying Party, and any Third Party Liabilities related thereto shall be conclusively deemed a Third Party Liability of the Indemnifying Party. The indemnification rights of an Indemnified Party contained in this Agreement are in addition to all other rights that such Indemnified Party may have at law or in equity or otherwise. The Indemnifying Party will pay directly all Third Party Liabilities incurred for defense or negotiation of any claim hereunder or will reimburse the Indemnified Party for all documented Third Party Liabilities incident to the defense or negotiation of any such claim within sixty (60) days after the Indemnifying Party’s receipt of invoices for such fees, expenses, and charges.

8.5Insurance. Licensee will procure and maintain insurance policies for the following coverages with respect to product liability, personal injury, bodily injury, and property damage arising out of Licensee’s (and its Affiliates’ and any Sublicensees’) performance under this Agreement: (a) no later than 90 days after the Effective Date, and thereafter during the term of this Agreement, comprehensive general liability, including broad form and contractual liability coverage.

ARTICLE 9: USE OF NAME

9.1Use by Licensee. Licensee, its Affiliates, any Sublicensees, and all of its and their employees and agents must not use Licensor’s name, seal, logo, trademark, or service mark (or any adaptation thereof) in any way without the prior written consent of Licensor or such entity, as applicable, unless required to do so pursuant to applicable law, rule, regulation or rules of a securities exchange; provided, however that Licensee may acknowledge the existence and general nature of this Agreement, subject to Section 5.2 or 5.3, as applicable.

9.2Use by Licensor. Licensor and all of its employees and agents must not use Licensee’s name, seal, logo, trademark, or service mark (or any adaptation thereof) in any way without the prior written consent of Licensee; provided, however that Licensor may acknowledge the existence and general nature of this Agreement, subject to Section 5.2 or 5.3, as applicable, and refer to Licensee as a licensee of Licensor.

ARTICLE 10: ADDITIONAL PROVISIONS

10.1Relationship. Nothing in this Agreement shall be deemed to establish a relationship of principal and agent between Licensee and Licensor, nor any of their agents or employees for any purpose whatsoever, nor shall this Agreement be construed as creating any other form of legal association or arrangement which would impose liability upon one Party for the act or failure to act of the other Party.

10.2Assignment. The rights and obligations of Licensee and Licensor hereunder shall inure to the benefit of, and shall be binding upon, their respective permitted successors and assigns. Licensee may not assign or otherwise transfer (by operation of law or otherwise) this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Licensor, which consent is in the absolute discretion of Licensor (except Licensee shall have the right to assign this Agreement without Licensor’s consent to a wholly owned Affiliate, in which case Licensee shall remain responsible for the performance of this Agreement by such Affiliate); provided, however, Licensee shall be permitted to transfer (by operation of law or otherwise ) this Agreement without Licensor’s consent in connection with a Change of Control; provided that, Licensee: (i) requires any transferee or successor to agree in writing to be legally bound by this Agreement to the same extent as Licensee and provides Licensor with a copy of such undertaking; (ii) provides Licensor with written notice of the Change of Control to Licensor within 5 days of the consummation of the transaction resulting in a Change of Control of Licensee; and (iii) provides Licensor with a copy of the definitive agreement for the Change of Control of Licensee with 5 days of the consummation of the transaction (provided, that Licensee shall be entitled to include customary redactions in such copy provided to Licensor, to the extent such redacted information is not necessary to verify compliance with the terms of this Agreement) . Notwithstanding anything to the contrary in this Agreement, for clarity, in case of a Licensee Change of Control, in no event shall any intellectual property rights owned or controlled by the acquirer or its Affiliates immediately prior to such Licensee Change of Control be included in any of the licenses granted to Licensor under this Agreement. Licensor may assign this Agreement and its rights and obligations without the consent of Licensee. No assignment shall relieve the assigning Party of responsibility for the performance of any accrued obligations which it has prior to such assignment. Any attempted assignment by Licensee in violation of this Section 10.2 shall be null and void and of no legal effect.

10.3Waiver. A waiver by either Party of a breach of any provision of this Agreement will not constitute a waiver of any subsequent breach of that provision or a waiver of any breach of any other provision of this Agreement.

10.4Notices. Notices, payments, statements, reports, and other communications under this Agreement shall be in writing and shall be deemed to have been received as of the date received if sent by public courier (e.g., Federal Express), by Express Mail, receipt requested, by facsimile, or by electronic mail (with a copy of such facsimile or electronic mail also sent by one of the other methods of delivery).

10.5Applicable Law. This Agreement shall be construed and governed in accordance with the laws of the State of Utah, without giving effect to conflict of law provisions that may require the application of the laws of another jurisdiction. Subject to Section 10.6, the Parties hereby submit to the exclusive jurisdiction of and venue in the courts located in the State of Delaware with respect to any and all disputes concerning the subject of this Agreement.

10.6Dispute Resolution. In the event of any controversy or claim arising out of or relating to this Agreement, the Parties shall first attempt to resolve such controversy or claim through good faith negotiations for a period of not less than thirty (30) days following notification of such controversy or claim to the other Party. If such controversy or claim cannot be resolved by means of such negotiations during such period, then such controversy or claim shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA in effect on the date of commencement of the arbitration, subject to the provisions of this Section 10.6. The arbitration shall be conducted as follows:

10.6.1The arbitration shall be conducted by three arbitrators, each of whom by training, education, or experience has knowledge of the research, development, and commercialization of biological therapeutic products in the United States. The arbitration shall be conducted in English and held in Omaha, Nebraska.

10.6.2In its demand for arbitration, the Party initiating the arbitration shall provide a statement setting forth the nature of the dispute, the names and addresses of all other parties, an estimate of the amount involved (if any), the remedy sought, otherwise specifying the issue to be resolved, and appointing one neutral arbitrator. In an answering statement to be filed by the responding Party within thirty (30) days after confirmation of the notice of filing of the demand is sent by the AAA, the responding Party shall appoint one neutral arbitrator. Within ten (10) days from the date on which the responding Party appoints its neutral arbitrator, the first two arbitrators shall appoint a chairperson.

10.6.3If a Party fails to make the appointment of an arbitrator as provided in Section 10.6.2, the AAA shall make the appointment. If the appointed arbitrators fail to appoint a chairperson within the time specified in Section 10.6.2 and there is no agreed extension of time, the AAA shall appoint the chairperson.

10.6.4The arbitrators will render their award in writing and, unless all Parties agree otherwise, will include an explanation in reasonable detail of the reasons for their award. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, including in the courts described in Section 10.5. The arbitrators will have the authority to grant injunctive relief and other specific performance; provided that the arbitrators will have no authority to award damages in contravention of this Agreement, and each Party irrevocably waives any claim to such damages in contravention of this Agreement. The arbitrators will, in rendering their decision, apply the substantive law of the State of New York, without giving effect to conflict of law provisions that may require the application of the laws of another jurisdiction. The decision and award rendered by the arbitrators will be final and non-appealable (except for an alleged act of corruption or fraud on the part of the arbitrator).

10.6.5The Parties shall use their reasonable efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently, and cost-effectively as possible.

10.6.6All expenses and fees of the arbitrators and expenses for hearing facilities and other expenses of the arbitration will be borne equally by the Parties unless the Parties agree otherwise or unless the arbitrators in the award assess such expenses against one of the Parties or allocate such expenses other than equally between the Parties. Each of the Parties will bear its own counsel fees and the expenses of its witnesses except to the extent otherwise provided in this Agreement or by applicable law.

10.6.7Compliance with this Section 10.6 is a condition precedent to seeking relief in any court or tribunal in respect of a dispute, but nothing in this Section 10.6 will prevent a Party from seeking equitable or other interlocutory relief in the courts of appropriate jurisdiction, pending the arbitrators’ determination of the merits of the controversy, if applicable to protect the confidential information, property, or other rights of that Party or to otherwise prevent irreparable harm that may be caused by the other Party’s actual or threatened breach of this Agreement.

10.7No Discrimination. Licensee, its Affiliates, and Licensee shall use reasonable efforts to require that any Sublicensees, in their respective activities under this Agreement, shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual, or affectional preference, age, religion, national, or ethnic origin, handicap, or because he or she is a disabled veteran or a veteran.

10.8Compliance with Law. Each Party (and its Affiliates and, with respect to Licensor, any Sublicensees) must comply with all prevailing laws, rules, and regulations that apply to its activities or obligations under this Agreement. Without limiting the foregoing, it is understood that this Agreement may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities, articles, and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979 and that Licensee’s obligations are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. Licensor neither represents that a license is not required nor that, if required, it will issue.

10.9Entire Agreement. This Agreement, together with all exhibits hereto and the Mutual CDA, embodies the entire understanding between the Parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. This Agreement may not be varied except by a written document signed by duly authorized representatives of both Parties.

10.10Marking. Licensee, its Affiliates, and any Sublicensees shall mark any Licensed Product (or their containers or labels) made, sold, or otherwise distributed by it or them with any notice of patent rights necessary or desirable under applicable law to enable the Licensed Patent to be enforced to their full extent in any country where Licensed Products are made, used, sold, offered for sale, or imported.

10.11Severability and Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the Parties’ original intent; provided that if the Parties cannot agree upon such valid or enforceable provision, then the remaining provisions of this Agreement will remain in full force and effect, unless the invalid or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid or unenforceable provisions.

10.12Further Assurances. Each Party hereto agrees to execute, acknowledge, and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.13Interpretation; Construction. The captions to the several Articles and Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement. In this Agreement, unless the context requires otherwise, (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) references to the singular shall include the plural and vice versa; (c) references to masculine, feminine, and neuter pronouns and expressions shall be interchangeable; (d) the words “herein” or “hereunder” relate to this Agreement; (e) “or” is disjunctive but not necessarily exclusive; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (g) all references to “dollars” or “ $” herein shall mean U.S. Dollars;

(h)unless otherwise provided, all reference to Sections, Articles, and exhibits in this Agreement are to Sections, Articles, and exhibits of and in this Agreement; and (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. Business days shall mean a day on which banking institutions in Washington, D.C. are open for business. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

10.14Cumulative Rights and Remedies. The rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy, nor shall the failure to assert any right or remedy constitute a waiver of that right or remedy.

10.15Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this License Agreement to be executed by their duly authorized representatives.

DIGITAL RESEARCH SOLUTIONS, INC.JANGIT ENTERPRISES, INC.

By:	/s/ Kelly Kirchhoff	By:	/s/ Kelly Kirchhoff
Name:	Kelly Kirchhoff	Name:	Kelly Kirchhoff
Title:	President & CEO	Title:	President

Exhibit A Licensed Patent

Application #	Patent #	Filing Date	Country	Status
15/791,120	10,572,726	October 23, 2017	USA	Granted

Exhibit B Licensed Know-How

None